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                                                                    Exhibit 4.30





THE SECURITIES REPRESENTED HEREIN HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Original Issuance Date:  March 3, 2000                        Amendment No. 1
As Amended:  July 19, 2002                                    to
Covering ___ Shares                                           Warrant No. __

                                     FORM OF
                                 AMENDMENT NO. 1
                                       TO
                              STONEPATH GROUP, INC.
                       (formerly Net Value Holdings, Inc.)
                             STOCK PURCHASE WARRANT

Registered Owner:

         This certifies that, for value received, Stonepath Group, Inc. a Delaware corporation (the "Company"), has agreed to amend the terms and conditions of the Stock Purchase Warrant granted to the Registered Owner on March 3, 2000 (the "Original Warrant"), on the terms and conditions set forth below:

         1. Definition of Company. The definition of the term "Company" set forth in Section 1 is revised to read in its entirety as follows:

         "Company" means Stonepath Group, Inc., a Delaware corporation."

         2. Exercise Price. Section 4 of the Original Warrant is revised to read in its entirety as follows:

         " 4. Exercise Price. The exercise price of this Warrant, representing the price per share at which each share of Common Stock issuable upon exercise of this Warrant may be purchased, is $1.00, subject to adjustment from time to time pursuant to the provisions of Section 7 hereof (the "Exercise Price")."

         3. Exercise Period. The date "March 2, 2003" appearing in Section 5 of the Original Warrant is replaced by the date "July 18, 2005".

         4. Mandatory Exercise. Section 8 of the Original Warrant is amended so that hereafter the Mandatory Exercise Price shall be equal to $7.59.

         5. Full Force and Effect. Unless otherwise modified by the terms of this Amendment, the terms of the Original Warrant shall remain in full force and effect.




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         6. Entire Agreement. This Amendment and the Original Warrant contain the entire understanding and agreement among the parties and supersedes any prior understandings or agreements between them with respect to the subject matter hereof and thereof.

         In WITNESS WHEREOF, the Company has caused this Amendment No. 1 to Stonepath Group, Inc. Stock Purchase Warrant to be executed by its duly authorized officer as of the date of amendment first set forth above.

                                    STONEPATH GROUP, INC.



                                    BY:  _______________________________________
                                           Signature

                                         _______________________________________
                                           Name

                                         _______________________________________
                                           Title